UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2008

FEDERAL HOME LOAN BANK OF CHICAGO

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

111 East Wacker Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:

(312) 565-5700

Former name or former address, if changed since last report:

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Charles A. Huston, Executive Vice President and Group Head of the Banking Group of the Federal Home Loan Bank of Chicago (the "Bank"), has announced his retirement from the Bank effective October 6, 2008, in connection with a reorganization involving the combination of our Advances Product Group and Banking Group. Chad A. Brandt, Senior Vice President, has assumed leadership of the Banking Group effective August 6, 2008. Mr. Brandt most recently held the position of Senior Vice President, Advances Products Group.

Mr. Huston is one of our "named executive officers" in our 2007 Form 10-K. Under the terms of Mr. Huston's employment agreement and upon execution of a general release of all claims against the Bank, Mr. Huston would be entitled to receive certain severance and other benefits as described in "Severance Arrangements" on page 82 of our 2007 Form 10-K. These payments and benefits would include (a) salary continuation payments for a period of three years with an aggregate gross amount of $846,000 less applicable state and federal taxes and other mandatory deductions payable in installments on the Bank's regular payroll dates; (b) payment for vacation accrued, but not used, through October 6, 2008; and (c) the employer's portion of the premiums for medical insurance coverage in coordination with COBRA for a period of 15 months. In addition, Mr. Huston continues to be eligible for a bonus for calendar year 2008 under the Bank's Management Incentive Compensation Plan as if he had continued his employment through December 31, 2008, subject to the terms of the plan. Mr. Huston is also entitled to receive certain retirement benefits as described in "Pension Plan Benefits" and "Benefit Equalization Plan" on pages 83 and 84 in our 2007 Form 10-K. We anticipate a charge to third quarter earnings of approximately $1.6 million related to these severance and benefit payments.

Signature(s)

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: August 6, 2008	By: /s/ Peter E. Gutzmer
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary